CONVERTIBLE PROMISSORY NOTE

$138,040

January 3, 2024

FOR VALUE RECEIVED, Ankam, Inc., a Nevada corporation (the “Company”), hereby promises to pay to Maksym Hordieiev (the “Holder”), the principal amount of 138,040 (one hundred thirty-eight thousand forty U.S. dollars), together with simple interest on the principal amount of this Promissory Note (the “Note”) outstanding at the rate of ten percent (10%) per annum. The entire principal amount of this Note, together with all accrued but unpaid interest thereon, shall be finally due and payable on January 3, 2025, (the “Closing Date”). This Promissory Note is issued in connection with the Acquisition Agreement dated January 3, 2024.

The following is a statement of the rights of the Holder and the conditions to which this Promissory Note (this “Note”) is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.	Principal and Interest. All payments under this Note shall be by wire transfer or other immediately available funds payable in United States currency. The principal hereof shall be due and payable in full until the Closing Date. Accrued interest, at the rate mentioned above, shall be due and payable on the Closing Date or, with respect to any portion of the principal amount hereof that is prepaid, on the date of such prepayment.

2.	Purpose of Loan. This Promissory Note is issued in connection with the Acquisition Agreement dated January 3, 2024 (the “Issue date”), entered into by and between the Company and the Holder. Pursuant to the terms of the Acquisition Agreement, the Company acknowledges and agrees that the outstanding balance specified in this Promissory Note represents funds advanced by the Holder for the purpose of facilitating the acquisition as outlined in the aforementioned Agreement. The Company undertakes to repay the loan amount, along with accrued interest, in accordance with the terms and conditions set forth in this Promissory Note. This Promissory Note is an integral part of the overall financial arrangement established under the Acquisition Agreement.

3.	Events of Default. Each of the following events shall be deemed an Event of Default hereunder: (i) the Company fails to timely pay all then outstanding principal and accrued interest when due; (ii) the Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; or (iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, in the case of an Event of Default of the nature specified in clause (i) above, and automatically, in the case of an Event of Default pursuant to clauses (ii) or (iii) above, be immediately due, payable and collectible by Holder pursuant to applicable law.  Subject to the foregoing, Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently.  In addition, at any time or times during which an Event of Default shall then exist, the interest rate under this Note shall be equal to the lesser of: (i) ten percent (10%) per annum or (ii) the maximum rate of interest permitted by applicable law of the state of Nevada.

4.	Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Holder shall bind and inure to the benefit of (i) the Holder and the Holder’s successors and assigns, and (ii) the Company and the Company’s respective successors and permitted assigns.

5.	Payment. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment or expiration date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension. “Business Day” shall mean any day other than a Saturday, Sunday, or any day which shall be in the City of Las Vegas a legal holiday or a day on which banking institutions are required or authorized by law to close.

6.	Prepayment. The Company may prepay this Note in whole or in part at any time.

7.	Issuance of Shares. In consideration of the financial accommodations provided under this Promissory Note, the Company, hereby a corporate entity duly organized and existing under the laws of state of Nevada reserves the right, at its sole discretion, to issue and allot shares of its common stock to the Holder as a method of repayment. The number of shares and the terms of such issuance shall be determined by the Company in accordance with its corporate bylaws and applicable laws. The Holder agrees to accept such shares in lieu of a portion or the entirety of the outstanding balance of this Promissory Note, provided that all regulatory requirements and corporate formalities are duly observed. The issuance of shares under this arrangement shall be documented in accordance with applicable securities laws and corporate governance procedures.

8.	Notices. All notices, requests, consents and demands shall be given or made, and shall become effective, in accordance with the Agreement.

9.	Enforceability. The Company acknowledges that this Note and the Company’s obligations hereunder are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of the Company evidenced hereby, unless otherwise expressly evidenced in a writing duly executed by the Holder hereof.

10.	Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

11.	Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

12.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first set forth above.

Date: January 3, 2024

ANKAM, INC.	APEX INTELLIGENCE LLC
s/ Bakur Kalichava_	/s/ Masym Hordieiev
Bakur Kalichava	Maksym Hordieiev
President, Treasurer, Director & Secretary	Authorized manager